UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2024

Gevo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35073	87-0747704
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

345 Inverness Drive South, Building C, Suite 310 Englewood, CO 80112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 858-8358

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of exchange on which registered
Common Stock, par value $0.01 per share	GEVO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On August 12, 2024, Gevo, Inc. (the “Company”) entered into amended and restated employment agreements with each of Patrick Gruber, the Company’s Chief Executive Officer, and Christopher Ryan, the Company’s President and Chief Operating Officer. On the same day, the Company also entered into an employment agreement with each of Paul Bloom, the Company’s Chief Carbon and Innovation Officer, and Kimberly Bowron, the Company’s Chief People Officer.

The amended and restated employment agreement with Dr. Gruber (the “Gruber Agreement”) provides that Dr. Gruber will continue to serve as the Company’s Chief Executive Officer, having a base salary of $650,000 (which may be increased, but not decreased, during the term), a target annual bonus equal to 100% of base salary, and a right to receive an annual grant of equity awards having a target value equal to the median target award value granted to the CEOs of the Company’s peer group. If his employment is terminated by the Company without cause or by him for good reason, then he would be eligible to receive cash severance equal to 24 months of base salary plus 2.0x his annual target bonus, plus a pro-rata bonus for his year of termination (calculated based on his average actual bonus payout for the prior three years), 18 months of free COBRA coverage, and immediate vesting of all outstanding equity awards. All severance benefits are contingent on Dr. Gruber’s execution of a release of claims in favor of the Company. The Gruber Agreement also provides that if Dr. Gruber dies or becomes disabled while employed by the Company, then he would receive a payment equal to12 months of base salary. Also, the Gruber Agreement eliminates the single-trigger vesting of Dr. Gruber’s equity awards following a change in control, instead providing that such equity awards will only vest upon his termination of employment following a change in control.

The amended and restated employment agreement with Dr. Ryan (the “Ryan Agreement”) provides that Dr. Ryan will continue to serve as the Company’s President and Chief Operating Officer, having a base salary of $431,600 (which may be increased, but not decreased, during the term), a target annual bonus equal to 80% of base salary, and a right to receive an annual grant of equity awards having a target value of at least $200,000. If his employment is terminated by the Company without cause or by him for good reason, then he would be eligible to receive cash severance equal to 12 months of base salary plus 1.0x his target bonus, plus a pro-rata bonus for his year of termination (calculated based on his average actual bonus payout for the prior three years), 18 months of free COBRA coverage, and immediate vesting of all outstanding equity awards. All severance benefits are contingent on Dr. Ryan’s execution of a release of claims in favor of the Company. The Ryan Agreement also provides that if Dr. Ryan dies or becomes disabled while employed by the Company, then he would receive a payment equal to 12 months of base salary.

The employment agreement with Dr. Bloom (the “Bloom Agreement”) provides that Dr. Bloom will continue to serve as the Company’s Chief Carbon and Innovation Officer, having a base salary of $407,000 (which may be increased, but not decreased, during the term), a target annual bonus equal to 80% of his base salary, and may be eligible to receive equity awards at the discretion of the Company’s Board of Directors (“Board”) or the Compensation Committee thereof. If his employment is terminated by the Company without cause or by him for good reason, then he would be eligible to receive cash severance equal to six months of base salary, and 18 months of free COBRA coverage. If such termination of employment occurs within 30 days before, or 12 months after, a change in control, then the cash severance payment increases to 12 months of base salary plus 1.0x his target bonus. All severance benefits are contingent on Dr. Bloom’s execution of a release of claims in favor of the Company. The Bloom Agreement also provides that if Dr. Bloom dies or becomes disabled while employed by the Company, then he would receive a payment equal to six months of base salary. As a result of Dr. Bloom becoming eligible for severance benefits under this agreement, the Bloom Agreement also provides that Dr. Bloom shall cease to be eligible for the Company’s Change in Control Severance Plan (the “CIC Plan”).

The employment agreement with Ms. Bowron (the “Bowron Agreement”) provides that Ms. Bowron will continue to serve as the Company’s Chief People Officer, having a base salary of $333,300 (which may be increased, but not decreased, during the term), a target annual bonus equal to 65% of her base salary, and she may be eligible to receive equity awards at the discretion of the Board or the Compensation Committee. If her employment is terminated by the Company without cause or by her for good reason, then she would be eligible to receive cash severance equal to six months of base salary, and18 months of free COBRA coverage. If such termination of employment occurs within 30 days before, or 12 months after, a change in control, then the payment increases to 12 months of base salary plus 1.0x her target bonus. All severance benefits are contingent on her execution of a release of claims in favor of the Company. The Bowron Agreement also provides that if Ms. Bowron dies or becomes disabled while employed by the Company, then she would receive a payment equal to six months of base salary. As a result of Ms. Bowron becoming eligible for severance benefits under this agreement, the Bowron Agreement also provides that Ms. Bowron shall cease to be eligible for the Company’s CIC Plan.

For purposes of the Gruber Agreement, the Ryan Agreement, the Bloom Agreement and the Bowron Agreement (collectively, the “Agreements”), “cause” means the termination of the executive’s employment as a result of the executive’s (1) conviction of a felony, (2) willful misconduct or dishonesty that materially injures the business or reputation of the Company, or (3) material failure to consistently discharge the executive’s duties.

For purposes of the Agreements, “good reason” means the occurrence of (1) a material decrease in base salary, (2) a requirement that Dr. Gruber report to someone other than the Board, or that the other executives report to someone other than the Chief Executive Officer, (3) a requirement that the executive relocate, or (4) a material breach by the Company of the Agreement.

Each of the Agreements also includes restrictive covenants. Specifically, the Agreements include a non-compete, a non-solicitation of clients and customers, and a non-solicitation of employees, each of which is effective at all times while the executive is employed and for a period of two years for Dr. Gruber and Dr. Ryan, and 18 months for Dr. Bloom and Ms. Bowron, following the termination of their employment for any reason. As consideration for the non-competition covenant, the Company agreed to provide each of the executives with a grant of 10,000 shares of restricted stock upon execution of their Agreement plus the right to receive a non-compete payment, which would become due in the event their employment terminates for any reason other than cause, death, or disability, equal to 18 months of base salary plus 1.0x times (1.5x for Dr. Gruber) their target annual bonus, plus all or a portion of the Executive’s outstanding equity awards will vest during the 18 months following termination of employment (to the extent not immediately vested upon termination as described above) contingent on continued compliance with the restrictive covenants, provided that, in the event of a termination of employment following a change in control, all equity awards would immediately vest upon such termination of employment.

The Agreements also include provisions intended to encourage a smooth transition in the event of an executive’s retirement. Specifically, each of the Agreements provide that if the executive (1) retires following his or her 65th birthday after providing at least six months’ notice of his or her retirement, (2) remains employed through the date the executive’s successor is appointed (even if such date is more than six months after the executive provides notice of their retirement), (3) properly transitions their duties to their successor, and (4) agrees to provide consulting services for a period of time after retirement (2 years for Dr. Gruber and Dr. Ryan, six months for Dr. Bloom and Ms. Bowron), then the executive will be eligible to receive the same payments the executive would have been entitled to if the executive’s employment had terminated for good reason, as described above, contingent on the executive’s execution of a standard release of claims in favor of the Company, and all or a portion of their outstanding equity awards shall continue to vest for 18 months after retirement instead of becoming immediately vested. In addition, Dr. Gruber would remain eligible to serve on the Board for 18 months after his retirement.

The foregoing descriptions of the Gruber Agreement, the Ryan Agreement, the Bloom Agreement and the Bowron Agreement are qualified in their entirety by reference to the applicable agreements that are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, amended and restated as of August 12, 2024, by and among Gevo, Inc. and Patrick Gruber
10.2	Employment Agreement, amended and restated as of August 12, 2024, by and among Gevo, Inc. and Christopher Ryan
10.3	Employment Agreement, dated August 12, 2024, by and among Gevo, Inc. and Paul Bloom
10.4	Employment Agreement, dated August 12, 2024, by and among Gevo, Inc. and Kimberly Bowron
104	Cover Page Interactive Data File (Formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEVO, INC.

Dated: August 16, 2024	By:	/s/ E. Cabell Massey
E. Cabell Massey
Vice President, Legal and Corporate Secretary